                                                                      EXHIBIT 12

                          STONE CONTAINER CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                     SIX MONTHS ENDED
                                         JUNE 30,                       YEAR ENDED DECEMBER 31,
                                   --------------------  -----------------------------------------------------
     (DOLLARS IN THOUSANDS)          1994       1993       1993       1992       1991       1990       1989
- ---------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
 extraordinary loss and
 cumulative effects of accounting
 changes.........................  $(129,677) $(134,236) $(319,185) $(169,910) $ (49,149) $  95,420  $ 285,828
Income tax provision (credit)....    (59,994)   (64,673)  (147,700)   (59,424)    31,106     92,786    195,201
Minority interest in consolidated
 subsidiaries....................     (2,084)     1,600      3,572      5,319      5,799      5,863        821
Preferred stock dividend
 requirements of majority owned
 subsidiary......................     (5,347)    (2,915)    (5,629)    (4,713)    (5,826)    (3,852)    (2,810)
Undistributed (earnings) loss of
 non-consolidated subsidiaries...      5,727      3,588     13,260      6,009      5,360       (611)      (226)
Capitalized interest.............     (1,720)    (6,580)   (10,779)   (47,395)   (81,926)   (64,815)   (56,820)
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    (193,095)  (203,216)  (466,461)  (270,114)   (94,636)   124,791    421,994
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest charges (expensed and
   capitalized), amortization of
   debt discount and debt fees on
   all indebtedness..............    225,978    210,635    437,466    433,518    479,732    487,631    408,576
  Interest cost portion of rental
   expenses (33 1/3%)............     13,927     14,101     27,463     27,822     26,890     25,379     20,666
  Preferred stock dividend
    requirements of majority
    owned subsidiary.............      5,347      2,915      5,629      4,713      5,826      3,852      2,810
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total fixed charges........    245,252    227,651    470,558    466,053    512,448    516,862    432,052
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income taxes,
 undistributed (earnings) loss of
 non-consolidated subsidiaries,
 minority interest and fixed
 charges (excluding capitalized
 interest).......................  $  52,157  $  24,435  $   4,097  $ 195,939  $ 417,812  $ 641,653  $ 854,046
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed
 charges.........................         (A)        (A)        (B)        (C)        (D)       1.2        2.0
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

- ------------------------------
(A) The Company's earnings for the six months ended June 30, 1994 and 1993 were insufficient to cover fixed charges by $193.1 million and $203.2 million.
(B) The Company's earnings for the year ended December 31, 1993 were insufficient to cover fixed charges by $466.5 million. Earnings for 1993 included a non-recurring pretax gain of $35.4 million from the sale of the Company's 49 percent equity interest in Empaques de Carton Titan, S.A. ("Titan"). If such a non-recurring event had not occurred, earnings would have been insufficient to cover fixed charges by $501.9 million.

(C)  The  Company's  earnings  for  the  year  ended  December  31,  1992   were
     insufficient to cover fixed charges by $270.1 million.

(D) The Company's earnings for the year ended December 31, 1991 were insufficient to cover fixed charges by $94.6 million. Earnings for 1991 included a non-recurring pretax gain of $41.8 million associated with the settlement and termination of a Canadian supply contract and a non-recurring pretax gain of $17.5 million relating to an involuntary conversion at the Company's Missoula, Montana mill. If such nonrecurring events had not occurred, earnings would have been insufficient to cover the fixed charges by $153.9 million.